Exhibit 99.1

NEWS RELEASE
    Contacts:
    Investor: Patrick Fossenier 1+ 734-757-1557                                          News Media: Gary Frantz 1+ 734-757-1558
CON-WAY INC. REPORTS 2013 FIRST-QUARTER RESULTS
ANN ARBOR, Mich. -May 1, 2013-Con-way Inc. (NYSE:CNW) today reported 2013 first-quarter net income of $14.0 million, or 25 cents per diluted share. The results compare to first-quarter 2012 net income of $25.6 million, or 46 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 19 cents in the 2013 first quarter compared to 45 cents in last year's first quarter. (Non-GAAP items, consisting of tax-related adjustments for both years, are detailed in the attached reconciliation.)
Operating income in the first quarter was $31.6 million compared to $55.7 million earned in the first quarter a year ago. Revenue for the first quarter was $1.34 billion compared to $1.37 billion a year ago.
Commenting on the quarter's results, Douglas W. Stotlar, Con-way's president and CEO, said, “On a consolidated basis, our first quarter 2013 results were below our expectations and therefore were disappointing. However, the first quarter also provided further validation that our efforts to expand margins are gaining traction and moving in the right direction.”
“At Con-way Freight, several cost items, most of which were short-term or infrequent in nature, impacted first quarter operating income,” Stotlar noted. “We have made encouraging progress on the key initiatives of lane-based pricing and line-haul efficiency, both of which are foundational to our three-year plan. As these initiatives ramp up during 2013, we continue to expect improved financial performance, particularly in the second half of the year.”

In the first quarter, Menlo Worldwide Logistics posted slightly higher net revenues, but saw operating income decline. “Menlo is predominantly a contract-driven business with a relatively long sales cycle. As such, there can be variability in their financial results,” Stotlar stated. “However, new-business wins during 2013 are significantly improved, which positions Menlo well for revenue growth as these contracts are implemented.”
Con-way Truckload's first quarter revenue was essentially flat with 2012, while operating income was down slightly. “Adverse weather and fewer working days affected load count and efficiency,” Stotlar said. “The rate environment remains stable and we look for Con-way Truckload to benefit from low driver turnover and consistent operational execution,” he concluded.
Con-way's first-quarter effective tax rate was 16.5 percent, compared to 38.1 percent for the same period in 2012. Both years included discrete tax adjustments that impacted the effective tax rate (presented in the attached reconciliation). In the first quarter of 2013, Con-way recognized $3.4 million of discrete tax benefits, consisting mainly of the effect of the 2012 alternative-fuel credit, which was extended by legislation enacted in early 2013.
Segment results in the first quarter for Con-way's principal operations were as follows:
FREIGHT
For the first quarter of 2013, Con-way Freight reported:

•	Revenue of $827.5 million, a decline from last year's first quarter revenue of $831.0 million. The quarter had 1½ fewer workdays and lower average daily tonnage, mostly offset by improved yield.

•
Operating income of $16.0 million, a decline from the $34.5 million earned in the year-ago period. The decline in operating income resulted primarily from increased operating expenses, including several items previously announced on March 19, which totaled approximately $14 million. Specifically, these items included a reserve for a large vehicular claim, a charge related to a transition to new technology, costs associated with adverse weather, and field training expenses pertaining to line-haul efficiency initiatives.

•	Revenue per hundredweight, or yield, increased 3.7 percent from the previous-year first quarter. Excluding fuel surcharge, yield rose 3.4 percent.

•	Tonnage per day declined 1.3 percent compared to the 2012 first quarter.

•	Operating ratio of 98.1 in the 2013 first quarter compared to 95.8 in the previous-year period.

LOGISTICS
For the first quarter of 2013, Menlo Worldwide Logistics reported:

•	Revenue of $392.4 million, down 6.4 percent from the prior year first quarter revenue of $419.1 million. Lower revenue primarily reflects declines in transportation management services.

•	Net revenue of $157.2 million, a 0.9 percent increase from $155.7 million in the previous year first quarter.

•
Operating income of $6.5 million, compared to last year's first quarter operating income of $12.3 million. Operating income was affected by startup expenses resulting from expanded business with a large global customer, termination of certain customer contracts and increased expense for IT-related projects.

TRUCKLOAD
For the first quarter of 2013, Con-way Truckload reported:

•
Revenue of $157.0 million, compared to last year's first-quarter revenue of $157.3 million. Revenue per loaded mile, excluding fuel surcharge, was up 3.3 percent from the first quarter of 2012, offsetting the effect of lower business levels from adverse weather and one less working day.

•	Operating income of $10.0 million was also affected by adverse weather, fewer working days and higher maintenance expense. This compares to $10.6 million in the previous-year period.

•	Loaded miles declined 3.1 percent compared to last year's first quarter.

•	Empty miles of 9.7 percent, compared to 9.3 percent in the previous-year first quarter.

•	Operating ratio exclusive of fuel surcharges of 91.8, compared to 91.3 in the first quarter of 2012.
CORPORATE AND ELIMINATIONS
Corporate and Eliminations includes the company's Road Systems, Inc. trailer manufacturing unit, as well as other corporate activities. These activities produced operating losses of $0.9 million in the first quarter of 2013, and $1.7 million in the first quarter of 2012. 2013 results include $1.1 million of defined benefit pension costs.

INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, May 2, beginning at 8:30 a.m. Eastern Time.
The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 19136637. An Internet replay and podcast of the presentation will also be available at the Con-way site.
About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.6 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company's trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way's management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way's ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2012 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of May

1, 2013, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Revenues
Freight	$827,536	$831,047
Logistics [a]	392,357	419,146
Truckload	157,003	157,323
Corporate and Eliminations	(40,732)	(41,355)
	$1,336,164	$1,366,161
Operating Income (Loss)
Freight	$16,024	$34,502
Logistics	6,532	12,294
Truckload	9,955	10,550
Corporate and Eliminations	(912)	(1,656)
	31,599	55,690

Other Expense, net	(14,824)	(14,268)
Income before Income Tax Provision	16,775	41,422
Income Tax Provision	2,770	15,776
Net Income	$14,005	$25,646

Weighted-Average Common Shares Outstanding
Basic	56,096,637	55,703,722
Diluted	56,731,972	56,257,783

Earnings per Common Share
Basic	$0.25	$0.46
Diluted	$0.25	$0.46

[a] Logistics' net revenue
Revenue	$392,357	$419,146
Purchased transportation expense	(235,200)	(263,423)
Net revenue	$157,157	$155,723

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Net Income	$14,005	$25,646

Tax-Related Reconciling Items
Discrete tax adjustments	3,437	212
	3,437	212
Adjusted Non-GAAP Financial Measures:
Net Income	$10,568	$25,434

Earnings per Diluted Common Share	$0.19	$0.45

Diluted Shares Outstanding	56,731,972	56,257,783

Information About Non-GAAP Financial Measures:
Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)

ASSETS
Current assets	$1,191,287	$1,151,374
Property, plant and equipment, net	1,566,500	1,586,601
Other assets	415,255	414,440
Total Assets	$3,173,042	$3,152,415

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$719,361	$707,692
Long-term debt and capital leases	746,760	749,371
Other long-term liabilities and deferred credits	848,548	856,967
Shareholders' equity	858,373	838,385
Total Liabilities and Shareholders' Equity	$3,173,042	$3,152,415